                                                                      Exhibit 11



                           ALCO STANDARD CORPORATION
                   COMPUTATIONS OF EARNINGS (LOSS) PER SHARE
               (in thousands, except earnings (loss) per share)


                                                                 1994                       1993                     1992
                                                          --------------------       --------------------     --------------------
                                                                      Fully                      Fully                    Fully
                                                          Primary   Diluted(1)       Primary   Diluted(1)     Primary   Diluted(1)
                                                          -------   ----------       -------   ----------     -------   ----------
Fiscal Year Ended September 30
- ------------------------------

Average Shares Outstanding
- -------------------------
Common shares                                              52,691     52,691          46,657     46,657       46,178     46,178
Preferred stock
  Considered common equivalents                                 5          5              48         48          108        108
Options                                                     1,033      1,186             691        751          590        619
                                                          -------    -------        --------   --------     --------   --------
  Total shares                                             53,729     53,882          47,396     47,456       46,876     46,905
                                                          =======    =======        ========   ========     ========   ========
Income (Loss)
- -------------
Continuing Operations                                     $70,609    $70,609        $  7,615   $  7,615     $104,217   $104,217
Discontinued Operations                                                               (7,515)    (7,515)      (8,455)    (8,455)
                                                          -------    -------        --------   --------     --------   --------
Net Income                                                 70,609     70,609             100        100       95,762     95,762
Less: Preferred dividends                                  11,572     11,572           9,571      9,571
                                                          -------    -------        --------   --------     --------   --------
Net income (loss) available to common shareholders        $59,037    $59,037        $ (9,471)  $ (9,471)    $ 95,762   $ 95,762
                                                          =======    =======        ========   ========     ========   ========

Earnings Per Share
- ------------------
Continuing operations                                       $1.10      $1.10           $(.04)     $(.04)       $2.22      $2.22
Discontinued operations                                                                 (.16)      (.16)        (.18)      (.18)
                                                          -------    -------        --------   --------     --------   --------
                                                            $1.10      $1.10           $(.20)     $(.20)       $2.04      $2.04
                                                          =======    =======        ========   ========     ========   ========

(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB No. 15 because it results in dilution of less than 3%.